Exhibit 99.2

Joint Filer Information

Joint Filers:

1. Name:	Aaron Cowen
Address:	c/o Montanova Capital, LLC
11 E 26th Street, 16th Floor
New York, NY 10010

2. Name:	Averill Master Fund, Ltd.
Address:	c/o Montanova Capital, LLC
11 E 26th Street, 16th Floor
New York, NY 10010

3. Name:	Averill Madison Master Fund, Ltd.
Address:	c/o Montanova Capital, LLC
11 E 26th Street, 16th Floor
New York, NY 10010